Exhibit 10.19

Share Purchase Agreement

This Stock Purchase Agreement (hereinafter referred to as the “Agreement”) is entered into on January 31, 2024, (hereinafter referred to as the “Agreement Date”) by and between the following parties.

Sellers:	Solaire Partners Limited Liability Company
11th Floor, Gangnam Telepia Building, 527 Eonju-ro, Seoul Special City

Buyers:	K Enter Holdings Inc
16192 Coastal Highway, Lewes, Delaware 19958, Count of Sussex

The Seller and Buyer individually referred to as a “Party” and collectively as the “Parties.”

Article 1 - Stock Purchase and Purchase Price

(1)	Stock Purchase. Pursuant to the conditions set forth in this Agreement, the Seller agrees to sell to the Buyer [1,000] shares of common stock with a face value of KRW 5,000 per share, issued by Play Company (hereinafter referred to as the “Target Company”), representing [1]% of the total issued shares (hereinafter referred to as the “Shares”), and the Buyer agrees to purchase the Shares from the Seller (hereinafter the “Transaction”).

(2)	Purchase Price. The purchase price for the Shares to be paid by the Buyer to the Seller under this Agreement is KRW 1,741,000,000 (hereinafter the “Purchase Price”), and the per-share Purchase Price is KRW 1,741,000. The Purchase Price will be paid as follows:

1.	First Payment. The Buyer shall make the first payment of KRW 174,100,000 to the account specified by the Seller on April 30, 2024.

2.	Second Payment. The Buyer shall make the second payment of KRW 1,566,900,000 to the account specified by the Seller by September 30, 2024.

Financial Institution	Account Holder	Account #
Kookmin Bank	Solaire Partners LLC	196437-04-002633

Article 2 - Transaction Conclusion

(1)	Date and Place of Transaction Conclusion.

The consummation of this transaction is contingent upon the satisfaction of all conditions precedent set forth in Article 3, including cases where such satisfaction is exempted by an authorized party (hereinafter referred to as “Closing Date”). The Closing Date shall be assumed to be on January 31, 2024, or any other date mutually agreed upon in writing by the parties, and the transaction shall be deemed concluded on the Closing Date, where the actual completion of this transaction takes place at a location agreed upon by the parties.

(2)	Buyer’s Performance at Transaction Conclusion.

1.	The Buyer shall provide documents reasonably requested by the Seller regarding the conclusion of the Transaction and related matters.

(3)	Seller’s Performance at Transaction Conclusion.

On the Transaction Conclusion Date, the Seller shall:

1.	Transfer ownership of the Shares to the Buyer, free and clear of any encumbrances or restrictions on ownership exercise, and deliver share certificates related to the Shares to the Buyer for this purpose. However, at the Buyer’s option, the Seller may substitute the share transfer by providing (i) a copy of the stock transfer notice with a confirmed date (original to be sent to the Target Company) and (ii) an original confirmation of stock transfer acceptance and non-issuance of share certificates prepared by the Target Company.

2.	Provide the Buyer with a shareholder registry of the Target Company, duly stamped by the corporate seal of the Target Company, indicating the Buyer’s ownership of the Shares as of the Agreement Date.

3.	Provide other documents reasonably requested by the Buyer regarding the conclusion of the Transaction.

Article 3 - Conditions Precedent

The Buyer’s obligation under Article 2(2) is subject to the fulfillment of all of the following matters before the Transaction Conclusion Date:

1.	The Seller’s representations and warranties under Article 4(1) will be true and accurate.

2.	The Seller will have performed and complied with all covenants, agreements, and obligations it is required to perform or comply with under this Agreement before the Transaction Conclusion Date.

3.	All governmental approvals, consents, authorizations, notifications, and other necessary procedures required under applicable laws or other agreements for the execution of the contemplated transaction in this Agreement will be completed.

4.	There will be no significant adverse effect on the Target Company or the Transaction contemplated herein.

5.	No laws, court orders, judgments, injunctions, or other actions restricting or prohibiting the performance or execution of the transaction contemplated in this Agreement and related ancillary agreements will exist or be in effect.

Article 4 - Representations and Warranties

(1)	Seller’s Representations and Warranties.

The Seller represents and warrants to the Buyer, as of the Agreement Date and the Transaction Conclusion Date (unless otherwise specified in this Article, as of such date or for the period specified in this Article), that the following matters are true and accurate:

1.	The Seller has the necessary rights and capacity to enter into this Agreement and perform the obligations under this Agreement.

2.	The Seller’s entry into this Agreement and the performance of its obligations under this Agreement do not violate any applicable laws, and the Seller and/or the Target Company, as parties to the contract, are not in violation of any laws.

3.	No government approval or third-party consent or notice is required for the Seller to enter into this Agreement and perform its obligations under this Agreement. There are no laws, judgments, decisions, or orders prohibiting or restricting the Transaction contemplated herein, and there are no contractual limitations on the Seller and/or the Target Company as parties or obligations to third parties.

4.	This Agreement is legally binding on the Seller, and if the Seller fails to perform its obligations under this Agreement, the Buyers may enforce its terms against the Seller.

5.	The Seller owns the Shares legally and beneficially, free and clear of any liens, encumbrances, and third-party claims.

(2) Buyer’s Representations and Warranties.

The Buyer represents and warrants to the Seller, as of the Agreement Date and the Transaction Conclusion Date (unless otherwise specified in this Article, as of such date or for the period specified in this Article), that the following matters are true and accurate:

1.	The Buyer is a legally established and validly existing corporation, having gone through the necessary internal authorization procedures to enter into this agreement and fulfill the obligations arising from it.

2.	The Buyer possesses the authority and capability necessary to enter into and perform the obligations under this agreement.

3.	This agreement is legally binding on the Buyer, and in the event of the Buyer’s non-compliance with the obligations stipulated herein, the Seller is entitled to enforce the performance of such obligations against the Buyer.

Article 5: Pre-Closing Confirmation

(1)	Best Efforts. The Parties shall use their best efforts to fulfill the conditions precedent set forth in Article 3 by the closing date. In the event that the representations and warranties in this Agreement become untrue or inaccurate, or if there is a breach of the confirmation or other obligations under this Agreement, the Seller shall promptly notify the Buyer in writing, and vice versa. The Parties shall take appropriate corrective actions.

(2)	Ordinary Course of Business. Until the closing date, the Seller shall (i) maintain the business organization and reputation of the Target Company intact, keep the relevant assets and properties in compliance with applicable laws, past practices, and customary standards, maintain appropriate internal management and accounting records in accordance with applicable laws and past practices, manage working capital in accordance with the ordinary course of business, operate the Target Company in accordance with the ordinary course of business, and (ii) refrain from engaging in acts that could have a materially adverse effect on the Target Company. The Seller shall not allow the Target Company to engage in such acts. Additionally, the Seller shall not make any misrepresentations or inaccuracies in the representations and warranties regarding the Target Company and shall ensure that the Target Company does not engage in such conduct. The Seller shall discuss in advance with the Buyer and obtain the Buyer’s prior written consent regarding matters related to the Target Company set forth in advance.

(3)	Due Diligence and Access Rights. Until the closing date, the Seller shall provide the Buyer, upon request, with relevant information and documents related to the Target Company, and, if requested by the Buyer, allow the Buyer (including its employees, agents, and advisors, hereinafter referred to as the same in this Article) to visit the offices, factories, business locations, or other operating premises of the Target Company or interview its employees.

Article 6: Confirmation after Transaction Closing

(1)	The Buyer shall ensure the payment of the purchase price as stipulated in Article 1, Paragraph 2, on the payment date. In the event the amount corresponding to the payment is not paid within 6 months from the payment date, the Buyer shall be liable for a late payment interest of 15% per annum.

Article 7: Termination or Cancellation of the Contract

(1)	This contract may be terminated or cancelled under the following circumstances. However, after the transaction closing date, it cannot be terminated or cancelled for any reason. Specifically, the notice of termination or cancellation, if initiated by the Purchaser, shall be made in writing to the Seller, and if initiated by the Seller, shall be made in writing to the Purchaser.

1.	If the Seller significantly breaches this contract and fails to remedy such breach within [10] business days from the date of the Purchaser’s written notice demanding correction of the breach, the Purchaser may immediately terminate this contract by providing written notice to the Seller.

2.	If the Purchaser significantly breaches this contract and fails to remedy such breach within [10] business days from the date of the Seller’s written notice demanding correction of the breach, the Seller may immediately terminate this contract by providing written notice to the Purchaser.

3.	If the Seller’s statements and warranties are not true or accurate in a material aspect, the Purchaser may immediately terminate this contract by providing written notice to the Seller.

4.	If the Purchaser’s statements and warranties are not true or accurate in a material aspect, the Seller may immediately terminate this contract by providing written notice to the Purchaser.

5.	If the Purchaser fails to make the payment for the consideration related to this transaction by January 31, 2025, the Seller may immediately terminate this contract by providing written notice to the Purchaser. However, a party with attributable reasons for the non-conclusion of this transaction cannot terminate this contract under this clause.

6.	If (i) dissolution or liquidation events, bankruptcy, insolvency proceedings, workout, or similar procedures occur or commence with respect to the Seller and/or the Target Company or (ii) there is or occurs a significant adverse impact, the Purchaser may immediately terminate this contract by providing written notice to the Seller.

7.	The parties may mutually agree to terminate this contract..

Article 8: Indemnification

(1)	Pursuant to the provisions of Article 7, the Seller and the Purchaser (hereinafter referred to as the “Indemnifying Party”) shall indemnify the other party (hereinafter referred to as the “Indemnified Party”) for all damages (including reasonable litigation costs, attorney’s fees, etc.) incurred by the Indemnified Party if the representations and warranties in this contract are not true or accurate, or if there is a breach of any other obligations under this contract. However, the total indemnification amount shall not exceed the consideration received by the Seller as the total purchase price..

(2)	The liability of the Indemnifying Party under this Article shall not be affected by the fact that the Indemnified Party was aware of or could have been aware of the underlying or related facts as of or before the date of the contract or the transaction closing date.

(3)	In the event that the Seller’s representations and warranties, covenants, or other obligations result in damages to the Target Company, the Purchaser shall be deemed to have suffered damages in an amount equal to the full amount of the damages incurred by the Target Company.

(4)	The payment of indemnification under this contract shall be treated as an adjustment to the purchase price for tax and other purposes.

Article 9: Confidentiality

(1)	Each party shall maintain the confidentiality of the existence and terms of this Agreement and shall not disclose it to third parties. However, disclosure or publication is permitted under the following circumstances: (i) with the prior written consent of the other party, (ii) when required by applicable laws related to the transaction (including regulations of the Korea Exchange and the Fair Trade Commission) for disclosure or publication, (iii) when providing information to its advisors, shareholders, affiliates, financial institutions, and their employees, or the advisors of its affiliates, assuming compliance with the same confidentiality obligations as set forth in this Agreement regarding the disclosed information, or (iv) information that becomes publicly known without a violation of this Agreement. After the closing of the transaction, the Purchaser shall no longer be bound by the obligation of confidentiality regarding information related to the Target Company.

(2)	Except for cases where disclosure or publication is required by related laws, the parties shall mutually agree on the content and timing of any press release or external disclosure related to the conclusion, contents, and termination of this Agreement. No party shall make any press release or external disclosure without the prior written consent of the other parties.

Article 10: Notification

Notifications to the parties involved in this Agreement shall be made in writing and sent by registered mail, express courier, fax, or email to the addresses and numbers below. The notification shall take effect immediately upon receipt. In the case of sending by registered mail or express courier, it is deemed received when actually received. For fax or email, it is considered received upon confirmation of transmission.

1.	For the Seller:

Recipient: Solaire Partners

Address: 11th Floor, Gangnam Telephia Building, 527, Eonju-ro, Seoul, South Korea

Fax: 02-553-0983

Email: phchoi@solaireinvest.com

cc: dale.lee@solaireinvest.com

2.	For the Buyer:

Recipient: K Enter Holdings Inc

Address: 16192 Coastal Highway, Lewes, Delaware 19958, Count of Sussex

E-mail: dale.lee@kwavemedia.com

cc: ted.kim@globalfundpe.com, cy.kim@kwavemedia.com

Article 11: Governing Law and Dispute Resolution

(1)	The governing law of this Agreement shall be the laws of the Republic of Korea.

(2)	In the event of a dispute between the parties related to this Agreement, the parties shall make efforts to resolve the dispute amicably through good-faith negotiations. If the dispute is not resolved, the parties agree to settle it through litigation in the Seoul Central District Court, which shall have exclusive jurisdiction as the court of first instance.

Article 12: Miscellaneous

(1)	This Agreement constitutes the complete agreement between the parties regarding the subject matter herein.

(2)	Even if the Seller assumes liability for damages under this Agreement, the Seller will not exercise subrogation against the Target Company.

(3)	The position, rights, and obligations of either party under this Agreement shall not be transferred to a third party without the prior written consent of the other party.

(4)	Each party shall bear the taxes and expenses incurred in negotiations, execution, and performance of this Agreement and other matters related to the transaction.

(5)	Except as otherwise specified in this Agreement, in case either party delays the payment of any amount due under this Agreement, the delinquent party shall pay, in addition to the principal amount, compound interest at an annual rate of 15% from the day following the payment due date until the actual payment date.

[Remaining space intentionally left blank]

In Witness Whereof, the parties hereto have executed this Agreement in duplicate, each party having executed one copy, by its duly authorized representative, as of the Effective Date first above written.

Seller

Solaire Partners Limited Liability Company

11th Floor, Gangnam Telephia Building, 527, Eonju-ro, Seoul, South Korea

Representative: Choi, Pyeungho

Buyer

K Enter Holdings Inc

16192 Coastal Highway, Lewes, Delaware 19958, Count of Sussex

Representative: Lee, YoungJae     (인)